Exhibit 99.1
For further information contact
Bob F. Weatherly, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Receives Notice Regarding NYSE Listing

Natchez, MS (March 20, 2009)—Callon Petroleum Company (NYSE: CPE) reported today that the New York Stock Exchange notified the company on March 16 that it has one quantitative measure that is “below criteria” for listing on the NYSE.

“While we are disappointed to be advised of this measure it in no way affects the company’s financial stability or day to day business,” explained Fred Callon, Chairman and CEO. “Callon has good capital liquidity and the flexibility to use its cash flow and credit facility to grow the company’s reserves and production over the next several years.  We have always been in full compliance with the rules and regulations of the exchange during the 11 years of being a listed member.  We will present a well thought out plan that I believe the exchange will be satisfied with; we intend to aggressively and successfully work through this short-term issue.”

Callon intends to promptly provide the NYSE a plan that demonstrates Callon’s strategy to return to full compliance with listing standards within 18 months. The company’s common stock will continue to be traded on the NYSE, subject to the company’s compliance with other NYSE continued listing requirements. Callon’s business operations, SEC reporting requirements, credit agreements and other debt obligations are not otherwise affected by this notification.  Callon will publicly report its progress on this matter in due course.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana and the offshore waters of the Gulf of Mexico.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our ability to comply with the NYSE listing requirements in the future, and the opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our businesses are set forth in our filings with the SEC. These risks and uncertainties include general economic conditions; the volatility of oil and natural gas prices; the uncertainty of estimates of oil and natural gas reserves; the availability and cost of seismic, drilling and other equipment; operating hazards inherent in the exploration for and production of oil and natural gas; difficulties encountered during the exploration for and production of oil and natural gas; weather conditions; and other factors listed in the reports filed by us with the SEC.  For additional information with respect to these and other factors, see our reports filed with the SEC. Our forward-looking statements speak only as of the date made, and we have no obligation to update these forward-looking statements.